Exhibit 99.23(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” “Fund Counsel, Independent Directors’ Counsel and Independent Registered Public Accounting Firm”, “Financial Information” and “Independent Registered Public Accounting Firm,” and to the incorporation by reference of our report, dated December 20, 2006, with respect to the financial statements of Old Westbury Funds, Inc. (comprising, respectively, Large Cap Equity Fund, Mid Cap Equity Fund, Global Small Cap Fund, International Fund, Fixed Income Fund, Municipal Bond Fund, and Real Return Fund) (collectively the “Funds”) for the year ended October 31, 2006 in this Registration Statement on Form N-1A under the Securities Act of 1933 (File No. 033-66528) and under the Investment Company Act of 1940 (File No. 811-07912) of Old Westbury Funds, Inc.

/s/ Ernst & Young LLP

New York, New York

February 26, 2007